EXHIBIT 99

FOR IMMEDIATE RELEASE

THE CHILDREN'S PLACE RETAIL STORES, INC. REPORTS SEPTEMBER SALES; PROVIDES UPDATE REGARDING STOCK OPTION INVESTIGATION

Secaucus, New Jersey – October 5, 2006 – The Children's Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales results for the five-week period ended September 30, 2006.

Total sales for the five-week period ended September 30, 2006 increased 31% to $210.3 million compared to $160.7 million last year. Consolidated comparable store sales increased 20%. During September, the Company opened seven Children's Place stores and three Disney Stores.

Total Sales (millions):

	September 2006	September 2005	% Increase	Year-to-Date 2006	Year-to-Date 2005	% Increase
The Children's Place brand	$ 153.1	$ 115.8	32	$ 860.2	$ 709.8	21
Disney Store	$ 57.2	$ 44.9	27	$ 327.5	$ 265.1	24
Total Company	$ 210.3	$ 160.7	31	$ 1,187.7	$ 974.9	22

Comparable Store Sales Increase:

	September 2006	September 2005	Year-to-Date 2006	Year-to-Date 2005
The Children's Place brand	23	2	13	7
Disney Store	12	N/A	15	N/A
Total Company	20	N/A	13	N/A

Separately, in connection with the Company's previously announced investigation into its stock option practices which concluded that there were errors in the dating of various stock option grants, at the request of the Company's audit committee, the Company's outside counsel is continuing its investigation and conducting additional follow-up work regarding these stock option grants. While the Company is still conducting its accounting analysis and has not yet determined definitively the impact of these errors in the dating of stock options on the Company's historical financial statements, the Company expects that it will be necessary for it to restate its previously filed financial statements for certain fiscal years and for periods in fiscal 2006. Accordingly, the Company's previously issued financial statements and other historical financial information and related disclosures relating to periods through the second quarter of fiscal 2006 contained in the Company's SEC filings, including applicable auditor reports, and press releases should not be relied upon. The Company believes that this expected restatement will not have a material impact on its fiscal 2006 operating results. The Company is committed to resolving these issues as quickly as possible and will make a further announcement as soon as additional information is available.

In addition, the Company announced that, on September 29, 2006, it was contacted by the Securities and Exchange Commission in connection with an informal investigation of the Company's stock option grants. The Company intends to cooperate fully with the SEC investigation.

In conjunction with today's September sales release, you are invited to listen to the Company's pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, October 12, 2006. To access the call, please dial (402) 220-1182 or you may listen through the Investor Relations section of the Company's website, www.childrensplace.com.

The Children's Place Retail Stores, Inc. is a leading specialty retailer of children's merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary "The Children's Place" and licensed "Disney Store" brand names. As of September 30, 2006, the Company owned and operated 831 The Children's Place stores and 328 Disney Stores in North America and The Children's Place online store at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children's Place Retail Stores, Inc. Susan Riley, Chief Financial Officer, (201) 558-2400 Susan LaBar, Manager, Investor Relations, (201) 453-6955

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